Exhibit 99.1

Contact

Keith E. Pratt

EVP & Chief Financial Officer

925-606-9200

PRESS RELEASE

FOR RELEASE October 28, 2022

McGrath Announces Nicolas Anderson Elected to Board

Livermore, Calif - October 28, 2022 – McGrath RentCorp (“McGrath” or the “Company”) (Nasdaq: MGRC), a leading business-to-business rental company in North America, today announced the appointment of Nicolas (Nic) Anderson to the Company’s Board of Directors.

Bradley Shuster, Chairman of McGrath RentCorp’s Board stated: “We are very pleased to welcome Nicolas to our Board. He is not only an accomplished leader with an extensive background as an executive in finance, he also has a strong entrepreneurial background. Nic’s experience and perspective will be a valuable complement to McGrath’s Board.”

Mr. Anderson is a founder and Managing Partner of Elm Grove Partners, an entrepreneurial private equity firm focused on control investments in established lower middle-market companies, where he has worked since 2013. Mr. Anderson has had primary responsibility for raising equity capital and debt financing and leading the investment analysis for potential acquisitions. He also serves as CEO of ArcherHall, an Elm Grove Partners portfolio company that provides data and document management services to law firms. Mr. Anderson previously worked in the investment bank at JPMorgan in New York, as well as two other boutique investment banks. Mr. Anderson is a member of the Board of Directors of Bank of Marin (NASDAQ: BMRC), a business bank in Northern California, where he serves on the Audit Committee and the Nominating and Governance Committee.Additionally, he previously served on the Board of Directors of American River Bank (NASDAQ: AMRB).

Mr. Anderson has a B.A. Economics from Harvard University, Cambridge, Massachusetts and an MBA with Distinction of Honors from Harvard Business School, Boston, Massachusetts.

ABOUT MCGRATH:

McGrath RentCorp (Nasdaq: MGRC) is a leading business-to-business rental company in North America with a strong record of profitable business growth. Founded in 1979, McGrath’s operations are centered on modular solutions through its Mobile Modular and Mobile Modular Portable Storage businesses. In addition, its TRS-RenTelco business offers electronic test equipment rental solutions, and its Adler Tank Rentals business provides environmental containment solutions for hazardous and nonhazardous liquids and solids. The Company’s rental product offerings and services are part of the circular supply economy, helping customers work more efficiently, and sustainably manage their environmental footprint. With over 40 years of experience, McGrath’s success is driven by a focus on exceptional customer experiences. This focus has underpinned the Company’s long-term financial success and supported over 30 consecutive years of annual dividend increases to shareholders, a rare distinction among publicly listed companies.

Headquartered in Livermore, California. Additional information about McGrath and its businesses is available at mgrc.com and investors.mgrc.com.